Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-193610) and related Prospectus of Rexnord Corporation for the registration of securities and to the incorporation by reference therein of our reports dated May 18, 2016, with respect to the consolidated financial statement and schedule of Rexnord Corporation, and the effectiveness of internal control over financial reporting of Rexnord Corporation, included in its Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

November 30, 2016